Exhibit (6)(c)

Revision of the By-Laws

and Articles of Incorporation

of

Modern Woodmen of America

as recommended by the Law Committee to the

National Convention of Modern Woodmen of America

to be convened at

INDIANAPOLIS, INDIANA

June 30, 2014

THE SOCIETY

Sec. 1.  Name and Location.—No change.

Sec. 2.  NATURE, PURPOSES AND OBJECTIVES.—This Society is a fraternal benefit society incorporated under the laws of the State of Illinois.  It is the objective and purpose of the Society to improve the quality of life for its members by bringing together persons of exemplary habits and good moral character into its Chapters ~~a fraternal benefit society~~ and ~~thereby to~~ provide for the social, intellectual, moral, financial, and physical improvement of its members; to promote fraternal relationships and foster acts of ~~fraternity,~~ charity~~,~~ and benevolence by and among its members; to provide opportunities for service to others and positive community impact through local volunteer projects; to promote patriotism and responsible citizenship; to encourage and ~~strengthen~~ support quality family life through education, fraternal activities, and financial security; ~~the concept of the conventional and traditional family unit; to assist its members in living in harmony with their environment;~~ and to provide death, disability, annuity, and other benefits, rights, and privileges to its members and their beneficiaries as authorized by these By-Laws and in accordance with the laws of Illinois pertaining to fraternal benefit societies.

MEMBERSHIP

Sec. 3.  MEMBERSHIP.—The Society, in accordance with rules and regulations prescribed by the Board of Directors, may admit as Beneficial members persons of qualified age who have furnished such acceptable evidence of insurability as may be required for a life insurance, disability, health, or annuity certificate and who support the general objectives and purposes of the Society.

Beneficial members who have not attained sixteen years of age shall not have a voice in the management of the Society.

The Society may admit as Social members persons of qualified age who are not Beneficial members, but who support the general objectives and purposes of the Society and desire to become members of a local Chapter and pay such dues as may be required by the Society.  Social members are not eligible to hold an elective or appointive Chapter office, or to vote in the selection of or serve as a delegate, alternate or committee member to any County, District, State or National Convention, ~~or to vote in the selection of such delegate or alternate, or to vote upon the application of any person for Beneficial membership,~~ or to be counted for purposes of determining representation for any Convention, or to vote on any matter affecting the rights of Beneficial members as such; provided, however, Social members shall have the right to attend meetings of any local Chapter.  Social members who have attained sixteen years of age shall have the right to participate in the election of all elective Chapter officers, and shall have the right of voice and vote in matters of policy or government of the local Chapter except as in these By-Laws restricted.

No member shall have a contractual right to any fraternal benefits provided by the Society.

Sec. 4.  Applications.—No change.

Sec. 5.  Chapter Membership.—No change.

CERTIFICATES

Sec. 6.  Certificates—Provisions and Rates.—No change.

Sec. 7.  ~~M.W.A. 4 PERCENT CERTIFICATES—OTHER CERTIFICATES AND PREMIUMS.~~LIABILITY FOR PREMIUMS.—

~~(a)    M.W.A. 4 Percent Certificates.  Every certificate in force issued for insurance that became effective subsequent to July 1, 1919, and on which the premiums were computed on the basis of the Modern Woodmen of America Table of Mortality and 4 percent interest, is hereby designated a Modern Woodmen of America 4 Percent (M.W.A. 4 Percent) certificate.  Each member holding this form of certificate shall pay dues as provided in Section 8 in addition to the rate indicated in the certificate.~~

~~(b)    Other Certificate Forms.  Premiums for all certificates other than M.W.A. 4 Percent certificates shall include dues.~~

~~(c)    Liability for Premiums.~~Every certificateholder shall be liable for and shall pay a premium at the rate specified in the certificate and any rider attached thereto, or as otherwise provided in these By-Laws.  Premium payments as herein provided shall be a condition precedent to the continuing in force of the certificate and any rider for which the payment is required, subject to any nonforfeiture provisions applicable to such certificate.  Unless otherwise specified in the certificate, payments are due on the first of the month, or the first day of the premium-paying period, if the premium is paid other than monthly.

Unless otherwise specified in the certificate, there shall be a grace period of one month during which said premium payment may be made.  During such period of grace the certificate shall remain in full force, but if the member shall die within said grace period, a monthly premium shall be deducted in any settlement under the certificate.

After the death of a member no premium shall be collected or received unless it be so ordered by the Board of Directors. When so ordered, a premium for the month of the member’s death shall be paid as a condition precedent to the Society’s liability under any certificate of such member.  Provided, further, that any such payment, and the acceptance and retention thereof by the Society, of payments as aforesaid on account of any certificate or rider after same has ceased to be in force, shall not have the effect of continuing said certificate or rider in force, but the Society shall return such payments to the certificateholder.

Premiums for all certificates shall include dues, except that members holding only a M.W.A. 4 Percent certificate shall pay dues as provided in Section 8 in addition to the rate indicated in their certificate.  A M.W.A. 4 Percent certificate is a certificate in force issued for insurance that became effective subsequent to July 1, 1919, and on which the premiums were computed on the basis of the Modern Woodmen of America Table of Mortality and 4 percent interest.

Sec. 8.  Dues.—No change.

Sec. 9.   Nonforfeiture Provisions of M.W.A. 4 Percent Certificates.—No change.

Sec. 10.  Allocation of Surplus.—No change.

Sec. 11.  Maintenance of Reserves.—No change.

Sec. 12.  Default and Suspension.—No change.

Sec. 13.  Reinstatement.—No change.

Sec. 14.  Funds.—No change.

Sec. 15.  Separate Accounts and Variable Contracts.—No change.

THE CONTRACT

Sec. 16.  Contract.—No change.

Sec. 17.  Misstatement of Age.—No change.

Sec. 18.  No Waiver of any By-Laws.—No change.

Sec. 19.  BENEFICIARIES~~-VESTING OF INTEREST~~.—Death benefits may be made payable to such person or persons, entity or interest as may be permitted by the statutes of Illinois and authorized by the Board of Directors, provided that no person, entity or interest shall be designated as a beneficiary in any certificate unless such person, entity or interest is eligible to be so designated under the applicable state laws.

Unless otherwise specified in the beneficiary designation, death benefits shall be payable equally to the surviving principal beneficiaries and if no principal beneficiary survives the insured, then death benefits shall be payable equally to the surviving contingent beneficiaries.  If no beneficiary survives the insured, benefits shall be payable in accordance with the provisions of Section 22 of these By-Laws.

No beneficiary shall have or obtain any vested interest in the proceeds of any certificate until such proceeds have become due and payable in conformity with the provisions of the insurance contract.

Sec. 20.  Assignment.—No change.

Sec. 21.  BENEFICIARIES AS A CLASS.—When beneficiaries are designated to take under the provisions of these By-Laws as a class or survivors of a class and not by individual names, unless otherwise specified in the beneficiary designation ~~set forth in any certificate heretofore or hereafter issued~~, the following definitions shall control:

(a)   Children and Lawful Children.  These terms are synonymous and describe a beneficiary class which contains ~~includes~~ only children of a legally recognized parent and child relationship, including ~~by~~ legal adoption ~~and legitimate blood relationship, excluding any posthumous child~~.

(b)   Issue and Lawful Issue.  These terms are synonymous and describe a beneficiary class which contains ~~includes~~ only lineal descendants of a legally recognized parent and child relationship, including ~~by legitimate blood relationship, or through~~ legal adoption~~, and excluding any posthumous child~~.  A child adopted by any descendant shall have the same rights as children in a legally recognized parent and child relationship ~~by legitimate blood relationship~~.

(c)   Any other class of beneficiaries shall be deemed to contain ~~include~~ only members of that class who are identified through a legally recognized family ~~by legitimate blood~~ relationship, including ~~or through~~ legal adoption.

Sec. 22.  Prior Death of Beneficiary—Disposition of Benefits.—No change.

Sec. 23.  Death of Insured by the Hand of a Beneficiary.—No change.

Sec. 24.  Simultaneous Death.—No change.

Sec. 25.  Protection Against Subsequent Claim.—No change.

Sec. 26.  Change of Beneficiary or Method of Payment.—No change.

Sec. 27.  Substitute Certificate.—No change.

CLAIMS

Sec. 28.  CLAIMS.—Claims under any certificate or rider shall be submitted on forms prescribed by the Board of Directors.  The furnishing of such forms shall not constitute an acknowledgment of liability nor be deemed a waiver of any rights or defenses available to the Society, nor shall it be deemed a waiver of the right to demand further proofs.

~~If no claim is received by the Society from one qualified to submit a claim within five years from the date it is established from the records of the Society that moneys became due and payable, or if the proper claimant cannot be located within said period of time, the benefits provided in the insured’s certificate or certificates shall be paid into the Society’s Fraternal Aid Fund.~~

Sec. 29.  Furnishing Proof.—No change.

Sec. 30.  Action on any Certificate.—No change.

FRATERNAL ACTIVITIES

Sec. 31.  Fraternal Department.—No change.

Sec. 32.  Official Publications.—No change.

Sec. 33.  ~~HOSPITALS—ASYLUMS—HOMES—SANATORIUMS~~ AUTHORIZED FACILITIES.—The Board of Directors, subject to applicable state laws, shall have the authority to create, maintain and operate, for the benefit of the Society’s ~~sick, disabled, aged or distressed~~ members, ~~and~~ their families and dependents, ~~hospitals, asylums, homes or sanatoriums, and for~~ such facilities as are deemed consistent with the objectives of the Society as set forth in Section 2 of these By-Laws, and in pursuit of the same ~~purpose~~ may own, hold or lease personal property and real property located within or without the State of Illinois, with ~~necessary buildings~~ requisite improvements thereon.

Sec. 34.  Fraternal Benefits.—No change.

NATIONAL CONVENTION

Sec. 35.  National Convention Defined.—No change.

Sec. 36.  Powers of National Convention.—No change.

Sec. 37.  Quorum.—No change.

Sec. 38.  Regular Meetings of the National Convention.—No change.

Sec. 39.  Special Meetings of the National Convention.—No change.

Sec. 40.  Number of Delegates—Basis of Representation.—No change.

Sec. 41.  Attendance.—No change.

Sec. 42.  Reimbursement for Attendance at National Convention.—No change.

SOCIETY’S OFFICERS

Sec. 43.  ELECTIVE OFFICERS.—The elective officers of this Society shall consist of ~~a President, an Adviser, a National Secretary, a Board of nine Directors (including the President and the National Secretary),~~ seven Directors, an Adviser, an Escort, a Watchman, and a Sentry.  ~~They~~ All elective officers shall be Beneficial members of this Society.

Sec. 44.  Election and Installation of Elective Officers.—No change.

Sec. 45.  APPOINTIVE OFFICERS. —The President and National Secretary shall be appointive officers of the Society selected by the Board of Directors.  The Board of Directors shall designate such other appointive offices as it may deem advisable and necessary, and shall appoint individuals to fill the designated appointive offices.  The duties and tenure of all appointive officers, who must be Beneficial members of the Society, shall be as imposed by these By-Laws or the ~~determined by said~~ Board of Directors.

Sec. 46. TERM OF OFFICE.—All of the elective officers of the Society shall be elected for the ensuing quadrennial term, commencing on the first day of the month following their election and shall serve until their successors are duly elected or appointed, and qualified;. ~~provided, however, that n~~o ~~elective officer~~

A Director who ~~also~~ is or was an employee of the Society may not serve beyond the last day of the calendar month preceding the month in which said ~~officer’s~~ Director’s 66th birthday occurs. ~~An elective officer who is not or was not~~ A Director who has never been an employee of the Society may not serve beyond the last day of the calendar month preceding the month in which said ~~officer’s~~ Director’s 71st birthday occurs.

Sec. 47.  Reports of Officers to National Convention.—No change.

Sec. 48.  Officers to Turn Over Property to Successors.—No change.

Sec. 49.  Bonds of Officers and Employees.—No change.

Sec. 50.  Indemnification of Officers, Directors and Employees.—No change.

PRESIDENT

Sec. 51.  Executive Officer.—No change.

Sec. 52.  SHALL PROMULGATE PASSWORDS AND BE INSTRUCTOR IN ~~SECRET~~ RITUALISTIC WORK.—The President shall select and promulgate, through the National Secretary, to the local Chapters, the Passwords, and shall be custodian of the Society’s ~~secret~~ ritualistic work and the official instructor therein.

Sec. 53.  President May Remove Chapter Officer—Vacancy—How Filled.—No change.

~~Sec. 54. Substitute and Successor. In case of the President’s temporary inability to act during the interim between the meetings of the National Convention or in the event of a temporary vacancy of office during such interim, the duties of the President shall devolve upon some person selected by the Board of Directors. In the event that the office of President shall become permanently vacant, by death or otherwise, then the same shall be filled by the Board of Directors, as provided in these By-Laws.~~

Sec. 55.  Decisions and Appeals Therefrom.—No change.

NATIONAL SECRETARY

Sec. 56.  Administrative Officer.—No change.

Sec. 57.  May Delegate Authority to Perform Duties and Exercise Powers of Office.—No change.

~~Sec. 58. Substitute and Successor. If during the interim between the meetings of the National Convention the National Secretary is temporarily unable to act and has not previously delegated the authority of office as provided in Section 57, then such authority shall devolve upon some person selected by the Board of Directors. In the event that the office of National Secretary shall become permanently vacant, by death or otherwise, then the same shall be filled by the Board of Directors, as provided in these By-Laws.~~

Sec. 59.  May Appoint and Remove Chapter Activities Coordinators.—No change.

Sec. 60.  May Take Control and Custody of Property and Records—Remove Officers—Vacancies—How Filled.—No change.

BOARD OF DIRECTORS

Sec. 61. HOW COMPOSED.—The Board of Directors shall consist of the President, the National Secretary, and seven additional Beneficial members of this Society~~,~~ who have been elected as Directors at the regular meeting of the National Convention or who have been selected by the Board of Directors to fill an interim vacancy.

Sec. 62. POWERS AND DUTIES.—The Board of Directors shall act as the governing body of the Society when the National Convention is not in regular, adjourned, or special meeting; administer the corporate powers of the Society; protect its charter, construe the laws of the Society; do any and all other things by it deemed advisable to carry out the objectives of the Society and not otherwise provided, reserved or prohibited by the By-Laws; and perform such other duties as may devolve upon it by the laws of the State of Illinois and the By-Laws of the Society.

Without prejudice to the general powers conferred by this Section and other powers conferred by statute, by the Articles of Incorporation and by other provisions of these By-Laws, it is hereby expressly declared that the Board of Directors shall have the following specific powers:

(a)         To have full control of all the Society’s funds, investments, and property with power of disposition.

(b)         To designate all banks or depositories in which funds of the Society shall be deposited.

(c)          To designate corporate custodians to receive and hold for safekeeping the investment securities of the Society.

(d)         To direct and have charge of the field work of the Society with power to appoint or remove all field representatives, fix their compensation, prescribe the territorial jurisdiction in which the Society shall operate and to do whatever else appears necessary or advisable in the promotion of the field work of the Society, with power to designate any person or persons to conduct the field work under the Board’s supervision.

(e)          To waive wholly or in part restrictions in outstanding certificates whenever the Board deems same to be for the best interest of the Society.

(f)           To examine and pass upon all claims against the Society, and direct and control the payment thereof.

(g)          To have power to appoint and remove local Chapter Activities Coordinators.

(h)         To have power to remove from office any officer of the Society for good cause, after a fair hearing.

(i)             To have power to fill any vacancy in an elective office during the interim between meetings of the National Convention.

(j)            To prescribe Rituals which shall be printed in the English language only.

(k)         To determine bonding requirements for local Chapter officers and field representatives of the Society and to require payment of premiums therefor.

(l)             To fix the salaries or compensation of all elective and appointive Officers and Directors of the Society; provided, however, that no appointive officer or ex officio member of the Board shall receive additional compensation as a Director.

(m)     To delegate any of the powers or duties of the Board of Directors in the course of the current business of the Society to any standing or special committee or to any officer or employee of the Society or to any other person or entity upon such terms as it may determine.

(n)         To acquire the membership, assets and liabilities, in whole or in part, of any other fraternal benefit society when deemed to be in this Society’s best interest, and with the authorization of the Illinois Department of Insurance.

Sec. 63.  Shall Appoint Committees.—No change.

Sec. 64.  Meetings and Quorum.—No change.

OTHER NATIONAL OFFICERS

Sec. 65.  Adviser.—No change.

Sec. 66.  Escort.—No change.

Sec. 67.  Watchman.—No change.

Sec. 68.  Sentry.—No change.

LAW COMMITTEE

Sec. 69.  Law Committee.—No change.

COUNTY, DISTRICT, STATE

AND NATIONAL CONVENTIONS

Sec. 70.  Eligibility of Delegates to County, District, State or National Conventions.—No change.

Sec. 71.  Recapitulation Sheet, Reports and Information.—No change.

Sec. 72.  Basis of Representation in County, District and State Conventions.—No change.

Sec. 73.  Election of Delegates by Local Chapters.—No change.

Sec. 74.  County Conventions.—No change.

Sec. 75.  District Conventions.—No change.

Sec. 76.  Arrangements for County or District Convention—Order of Business—Contests—Election of Delegates—Expenses.—No change.

Sec. 77.  STATE CONVENTIONS—POWERS—PREROGATIVES—ELECTION OF DELEGATES TO THE NATIONAL CONVENTION.—The regular meeting of each State Convention shall be convened and held at the capital of the state at 10 o’clock a.m. on the first Wednesday of May preceding each regular quadrennial meeting of the National Convention.  Provided, however, that the Board of Directors shall have power to change the date, not later than that determined by this By-Law, to change the hour and to change the meeting place from the capital of any state to such other place in said state as it may determine.  At such meeting, delegates, and one alternate for each delegate, to the National Convention shall be elected, as provided in Section 40 of these By-Laws and at such meeting any other business shall be transacted as shall be for the good of the Society in the respective states, provided the same shall not be in conflict with the duties, powers, or prerogatives of the National Convention and its officers.

Sec. 78.  Delegates and Alternates—How Selected and Distributed.—No change.

Sec. 79.  Officers of State Conventions—Terms of Office.—No change.

Sec. 80.  Order of Business in State Conventions—Contests.—No change.

Sec. 81.  Expenses of Regular Quadrennial State Convention Meetings.—No change.

Sec. 82.  Credentials of Delegates to State, District, or County Conventions.—No change.

Sec. 83. CREDENTIALS OF DELEGATES ELECTED TO NATIONAL CONVENTION.—Each State Convention shall, through its President and Secretary, certify to the National Secretary the names and addresses of all delegates and alternates elected to the National Convention.  The National Secretary shall thereupon ~~mail~~ deliver proper credentials to the delegates and alternates thus certified.

LOCAL CHAPTERS

Sec. 84.  Petition for Charter.—No change.

Sec. 85.  Granting of Charters.—No change.

Sec. 86.  ORGANIZATION OF NEW CHAPTERS.— Upon a charter being granted, the National Secretary shall forward to the field representative organizing such Chapter the charter together with the rituals, blanks and such supplies as may be necessary for the use of such local Chapter.  Upon receipt of said supplies and charter, the field representative may organize such Chapter, install its officers, and instruct the members in the ~~secret~~ ritualistic work of the Society; thereupon, said Chapter shall become entitled to all the rights, privileges and benefits of an established local Chapter.

Sec. 87.  Regular Meetings and Quorum.—No change.

Sec. 88.  Inactive Chapter.—No change.

Sec. 89.  Officers’ Reports.—No change.

Sec. 90.  Examination and Audit of Accounts of Chapter Activities Coordinator.—No change.

Sec. 91.  Special Meetings.—No change.

Sec. 92.  Consolidation of Chapters.—No change.

Sec. 93.  Revocation of Charters and Consolidation of Chapters by President.—No change.

Sec. 94.  Disposition of After Discovered Assets.—No change.

Sec. 95.  Solicitation For Aid.—No change.

Sec. 96.  Dangerous Initiation Activities Prohibited.—No change.

Sec. 97.  Waiver of By-Laws.—No change.

Sec. 98.  Local Chapter Funds.—No change.

Sec. 99.  Sale of Liquor Prohibited.—No change.

Sec. 100. Ceremony and Proceedings Shall Be in English.—No change.

Sec. 101. PUBLICATIONS.—No local Chapter or member thereof shall publish or distribute ~~or cause to be published or distributed or aid or assist in any manner in publishing or distributing any pamphlet, circular, paper, bulletin or other like document~~, directly or indirectly, any writing, depiction, or communication in any form whatsoever pertaining to the Society or any of its officers, members or Chapters which the Board of Directors shall deem not for the best interest of the Society.

Sec. 102. Activities of Chapters and Members.—No change.

Sec. 103. Local Chapter By-Laws.—No change.

Sec. 104. Board of Trustees.—No change.

Sec. 105. Time of Election.—No change.

Sec. 106. Terms of Office.—No change.

Sec. 107. Ineligibility for Office.—No change.

Sec. 108. Installation of Officers-Elect.—No change.

Sec. 109. ABSENCE AT INSTALLATION.—In the event that any member elected to an office in the local Chapter is not present at the appointed time to be installed, unless excused by a majority vote of the members present, said office shall be declared vacant, and a successor shall be elected by ballot at once and thereupon installed.  If excused under the provisions of this section, the officer shall be installed at the next regular meeting of the Chapter.  The Chapter, by a majority vote, may permanently excuse any officer from installation, for persons considered good and sufficient by the Chapter.  The installation of officers shall be regarded as a ritualistic ceremony only, and qualifications for office shall not be complete on the part of the officers required to give bond until their bonds have been duly executed, approved and accepted.  No ~~bonded elective~~ officer shall deliver any property or funds on hand to a successor, until notified by the Board of Trustees that such successor has duly qualified.

Sec. 110. Certain Officers Shall Hold but One Office—No change.

CHAPTER PRESIDENT

Sec. 111. Duties.—No change.

Sec. 112. Duty to Fill Vacancies.—No change.

CHAPTER VICE PRESIDENT

Sec. 113. Duties.—No change.

CHAPTER ACTIVITIES COORDINATOR

Sec. 114. Duties.—No change.

Sec. 115. Handling of Funds.—No change.

Sec. 116. Reports.—No change.

Sec. 117. Notify Applicant of Admission.—No change.

Sec. 118. Semiannual Reports.—No change.

Sec. 119. Agent of Local Chapter.—No change.

Sec. 120. Compensation.—No change.

CHAPTER MEMBERSHIP COORDINATOR

Sec. 121. Duties.—No change.

DISCIPLINE

Sec. 122. Conduct For Which Local Chapter May Be Disciplined.—No change.

Sec. 123. Procedure in Disciplining Chapter.—No change.

Sec. 124.  Offenses For Which Member May Be Disciplined.—No change.

Sec. 125. Procedure in Disciplining Member.—No change.

Sec. 126. Effect of Suspension.—No change.

Sec. 127. Effect of Reprimand.—No change.

MISCELLANEOUS PROVISIONS

Sec. 128. Modern Woodmen of America Memorial Services.—No change.

Sec. 129. Sundays and Legal Holidays.—No change.

Sec. 130. Amendment of the Society’s By-Laws.—No change.

Sec. 131. Amendment of Articles of Incorporation.—No change.

Sec. 132. Repealing Clause.—No change.

Sec. 133. Proof of By-Laws.—No change.

Sec. 134. EFFECTIVE DATE.—Except as herein otherwise provided, these laws shall take effect and be in force on and after the first day of September, ~~2010~~. 2014.

ARTICLES OF INCORPORATION

OF

MODERN WOODMEN OF AMERICA

1.                 No change.

2.                 No change.

3.                 No change.

4.                 The plan which shall be followed in carrying out the purpose of this Society is as follows, to wit: By the organization of local Chapters and a National Convention, as defined in the By-Laws. The local Chapters shall have stated meetings at least once a month, and the National Convention shall meet at least once in four calendar years. The National Convention shall be the legislative and governing body of the Society, having jurisdiction over all subordinate Chapters and officers and members of the Society. It shall be the judge of the election and qualification of its own members. It shall possess the power to do and perform any and all acts and things by it deemed essential to the welfare and perpetuity of the Society and in conformity with the laws of the State of Illinois. The Society shall have the power to acquire, hold and convey such real and personal property as shall be requisite for the convenient accommodation of the transaction of its business and such as may come into its possession by reason of its investments or in satisfaction of indebtedness. The Society may create, maintain, and operate, for the benefit of its ~~sick, disabled, aged, or distressed~~ members, ~~and~~ their families and dependents, ~~hospitals, asylums, homes, or sanatoriums, and for such purpose~~ such facilities as are deemed consistent with the objectives of the Society and in pursuit of the same may own, hold, or lease personal property and real property located within or without the State of Illinois, with ~~necessary buildings~~ requisite improvements thereon.

5.                The ~~elective officers~~ Board of Directors of this Society shall consist of ~~a Board of Directors, composed of~~ such number of elected persons as shall be provided for in the By-Laws of the Society, a President~~,~~ and a National Secretary. ~~and such other officers as the By-Laws of the Society shall provide. They shall be elected by a majority vote at any regular session of the National Convention for such term as fixed by the By-Laws. In case of the death, resignation, or removal of any of said officers, the successor for the unexpired term shall be appointed as provided in the By-Laws of the Society. The By-Laws may provide that the President and the National Secretary, or either of them, shall ex-officio, be members of the Board of Directors.~~  The Board of Directors shall manage the financial affairs of the Society, shall protect the charter of the Society, shall exercise the corporate powers of the Society, as provided by the laws of the State of Illinois, shall have the control and custody of all securities and all real and personal property which the Society shall possess or acquire, with power to designate a custodian to have charge of any real or personal property of the Society, and shall perform such other duties as may devolve upon said Board by the laws of the State of Illinois and the By-Laws of the Society.

6.                No change.